EXHIBIT 10.3

LEASE AGREEMENT

This Lease made and entered into this ___ Day of SEPTEMBER, 2006 by and between ALDER CONSTRUCTION COMPANY, hereinafter referred to as Lessor, and CLEAR ONE INC hereinafter referred to as Lessee.

WITNESSETH:

Whereas Lessor desires to let and the Lessee desired to take and occupy those certain premises in Salt Lake County; State of Utah known as:

2740 W California Ave Suite#5
SLC UT 84104
Consisting of:
15,635 Sq. Ft. of Warehouse plus 1,420 Sq. Ft. of Office w/mezzanine above.

Lessor grants to Lessee an option to extend the lease for 2 years at $7,500.00/month.

Lessor agrees to warrant that all functions of the facility (i.e. power, light fixtures, HVAC system, unit heaters, etc.) are in proper working condition for one (1) year.

Lessor will sweep clean the warehouse and clean the office windows inside and outside.

Rent commences on December 1, 2006. September thru November Rent will be free to offset move in costs.

Security Deposit of $7,000.00 is due upon signing of lease agreement and is never to be considered as last months rent.

TERMS:

The parties hereby covenant and agree that this lease will become effective: September 15, 2006 and continue for a period of 37 months through October 15, 2009. Tenant may cancel this lease after 18 months if Lessor receives a prior 6 months written notice. Lessor will keep the security deposit if this clause is exercised.

RENTAL:

Lessee shall pay to Lessor, or its order, in Salt Lake City, Utah $7,000.00* per month, in Advance for each month. Payments received after the fifteenth day of the month shall include a 5% late charge. *Year 2 is $7150.00/month & year 3 is $7300.00/month

USE OF PREMISES:

It is understood and agreed that the premises herein let shall be used by the Lessee for the operation and conduct of warehouse and office use and any other lawful related respective interests are concerned, that business shall be conducted in accordance with all laws, rules, regulations, requirements and ordinances enacted or imposed by any governmental unit having jurisdiction over Tenant or Tenants’ business and only for the Permitted Use. Tenant shall not use or occupy the Lease premises nor permit the use or occupancy for any unlawful use or purpose.

a) During the term of this Lease including all renewals or extensions thereto, both Landlord and Tenant agree to comply with all federal, state and local statutes, regulations, executive orders and ordinances concerned with the emission, spill, release, discharge or disposal of any hazardous or solid waste treatment, storage or disposal system servicing the Lease Premises (collectively Environmental Law”) respectively applicable to each.

b) Landlord represents and warrants to Tenant that (1) it has not received any notice of any alleged violation of the Leased Premises of any Environmental Laws; and (2) to the best of Landlords’ knowledge, information and belief with respect to the Leased Premises and the Building, there are no violation of any Environmental Laws, Landlord and Tenant shall promptly notify the other of any discussions between it or its agents, employees or attorneys and any federal, state or local officials concerning any alleged violation at the Leased Premises or the Building of any Environmental Laws.

c) In event either Landlord or Tenant fails to comply with any Environmental Laws applicable to it, or with any order or judgment issued against it for failure to comply with such right, but not the obligation, to enter the Leased Premises and take such actions as deemed reasonably necessary to comply with any statute, regulation, executive order, ordinance, order or judgment or protect the Leased Premises; provided, however, neither Landlord nor Tenant shall have the right to take any actions specified in this Section while the alleged violator is involved in good faith negotiations with any federal, state or local officials concerning any environmental obligation it may have at the Lease Premise.

d) Nothing in this Section shall be used to prevent Tenant from storing on or about, and transporting from the Lease Premises any Hazardous Substance utilized by Tenant in the conduct of its normal business activity. As used in this Section, “hazardous substance” shall be defined as any Environmental Response, Compensation and Liability Act, as amended, 42 W.S.C. Section 9601,et. Seq.; the Resource Conservation and Recovery Act, as amended 42U.S.C. Section 9601,et. Seq.; The Federal Water Pollution Control Act, as amended 33 U.S.C. Section 1251, et. Seq.; The Federal Air Pollution Prevention and Control Act (the “Clean Air Act”), as amended 42 U.S.C. Section 7410 et. Seq.; any rules or regulations promulgated thereunder; or any other applicable federal, state or local statute, regulation or commercial product which through its use becomes a hazardous substance.

e) Landlord and Tenant each agree to indemnify and hold harmless the other from and against any all liabilities, damages, judgments, causes of action, claims and expenses which may be incurred by Landlord or Tenant, as the case may be, relating to or arising out of any breach of the covenants set forth in the subsections (a) through (e) hereof.

UTILITIES:

  Lessor shall not (shall, shall not) pay for Electric Power and Natural Gas Service. Lessor shall (shall, shall not) pay for Building Water and Sewer Charges.

TAXES:

Lessor shall (shall, shall not) be responsible for and pay all real property taxes presently levied upon said building. Lessee shall be responsible for any increases in property taxes assessed after 2006 Pro-Rated Basis. Lessee shall be responsible for taxes levied upon the business and for any taxes levied upon personal property in or upon said premises belonging to Lessee.

MAINTENANCE:

Lessee shall promptly make all repairs necessary to maintain the premises and building in as good order and repair as when delivered to it. Allowing for reasonable use; provided that exterior and structural repairs and repairs to the roof, and skylights, repairs to asphalt parking and drives, repairs to all mechanical, electrical, and plumbing distribution components of the building, damage by fire, the elements, casualty or other cause or happening not due to the negligence of the Lessee shall be made by the Lessor. Lessee is responsible for and agrees to pay for any damage caused by the acts of its agents, customers, or employees.

Lessee (Lessor, Lessee) shall be responsible for janitorial and cleaning services, interior maintenance, and waste removal. Lessee agrees to promptly replace all broken window glass in the premises with like grade and quality, and shall remove snow and ice from the sidewalk in front of the premises. Lessor shall (shall, shall not) clear snow from parking lot area. Lessee or its agents will remove litter from parking lot and landscaped area. Routine maintenance and repair of heating and air conditioning, including bi-annual service checks and normal change of furnace filters, shall be the responsibility and be done at the cost of the Lessee (Lessor, Lessee). Lessee shall maintain a preventive maintenance contract to service the HVAC system including all evaporative cooling units, if any, on a bi-annual basis. Lessor will pay and assume all costs of major repairs in excess of Five Hundred Dollars ($500.00) per repair, and costs of replacement for HVAC equipment only.

Lessee agrees to leave the premises in “as delivered” condition upon vacating the facility at the conclusion of the lease; normal wear and tear excepted. “Reasonable use” does not included nail holes in walls, or damage to sheetrock walls or doors. Lessee agrees to clean the premises upon vacating and remove all accumulated dirt and debris from the Leased premises and site, and remove and or repair any racking fasteners and damage caused to the warehouse floor and walls.

Lessor does not agree to repair damage caused by Lessee in excess of its reasonable use of the premises.

ALTERATIONS AND IMPROVEMENTS:

No alterations, changes in, or improvements shall be made to the premises by Lessee without the prior consent of the Lessor thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

The Lessor shall be responsible for improvements to the building or premises to comply with future building codes or legislation imposed against said facility. Lessee shall be responsible for their specific use of the facility and for accommodations required for their specific use of the facility and accommodations required for their customers or employees.

KEY:

Any changes of keys for their suite must be made only after notice and approval of Lessor. Changes made without Lessor approval will be re-keyed at Lessees expense. Lessee agrees to provide Lessor with two (2) copies of key for any lock re-keyed.

INSURANCE:

Lessor will carry fire insurance on the building, including insurance for glass damage caused by fire at Lessors’ expense. Lessee is required to carry fire insurance on contents and also third party liability insurance to protect and save harmless Lessor from any and all liability arising from conduct of Lessees’ business. Lessor is not responsible for fire rules, regulations and requirements of the Board of Fire Underwriters.

The Lessor and Lessee hereby waive any rights each may have against the other on account of any loss or damage covered by fire and extended coverage insurance and the Lessor and Lessee each, on behalf of their insurance companies, waive any right of subrogation that they may have against the Lessor or the Lessee. Lessee shall be responsible for any increase in the Lessors insurance cost incurred after 2006 and for the total cost of any additional insurance requested by the Lessee.

Increase in risk. The Tenant shall not do or permit to be done any act or thing as a result of which (1) Any policy of insurance of any kind covering either any or all of the Property or covering the Landlord may become void or suspended, or (2) the insurance risk under any such policy would (in the opinion of the insurer thereunder) be made greater. The Tenant shall pay as Additional Rent the amount of any increase in any premium for such insurance resulting from any breach of such covenant, within fifteen (15) days after the Landlord notifies the Tenant in writing of such increase.

The Tenant shall maintain at its expense, throughout the term, insurance against loss or liability in connection with bodily injury, death, property damage or destruction, occurring within the premises or arising out of the use thereof by the Tenant or its agents, employees, officers, subtenants, invitees, visitors and guests, under one or more policies of Commercial General Liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence; Two Million Dollars ($2,000,000) aggregate, (which limit if such policy is carried on a “blanket” basis, shall be written on a per location basis).

Each such policy shall (a) name as additional insured with respect to this Lease only thereunder the Landlord and the Landlords’ directors, officers, agents, and employees (b) by its terms, be considered primary and non-contributory with respect to any other insurance carried by the Landlord or its successors and assigns, (c) by its terms, be cancelable only on at least thirty (30) days prior written notice to the Landlord (and, at the Landlords request, any such Senior Holder), and (d) be issued by an insurer of recognized responsibility licensed to issue such policy in the state which the property is located.

The Tenant, at its sole cost and expense, shall also maintain throughout the Term a policy insuring against damage to or destruction of the Tenant’s leasehold improvements, furniture, fixtures, equipment and other personal property installed in or otherwise located on the premises.

At least five (5) days before the Commencement Date, the Tenant shall deliver to the Landlord an original or a signed duplicate copy of each policy of insurance required to be maintained by the Tenant hereunder (certificate evidencing such insurance), and at least ten (10) days before any such policy expires, the Tenant shall deliver to the Landlord an original or a signed duplicate copy of a replacement policy therefore (or a certificate evidencing such replacement). Pursuant to the above, if a certificate only is presented, the Landlord retains the right to request and obtain copy of such policy.

Insurance to be maintained by Landlord. The Landlord shall maintain throughout the term, All-Risk or Fire and Extended Coverage Insurance upon the building in such amounts and with such insurers as the Landlord may elect in its reasonable judgment.

Waiver of subrogation. If either party hereto is entitled to be paid any proceeds under any policy or insurance naming such party as an insured, on account of any loss or damage, (or would be so entitled if such party had maintained the insurance coverage it agrees to maintain under this Lease, whether or not so maintained) then such party hereby releases the other party hereto, to and only to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortuous act or omission of the other party, its agents or employees/

Liability of parties. Except if and to the extent that such party is released from liability to the other party hereto pursuant to the provisions of the previous paragraph.

The Landlord (a) shall be responsible for, and shall defend, indemnify and hold harmless the Tenant against and from any and all liability or claim of liability arising out of, any injury to or death of any person or damage to any property, occurring anywhere upon the property, if, and only if and to the extent that such injury to or death of any person or damage is caused solely by the grossly negligent or intentionally tortuous act or omission of the Landlord or its agents, officers or employees, but (b) shall not be responsible for or be obligated to defend, indemnify or hold harmless the Tenant against or from any liability for any such injury, death or damage occurring anywhere upon the property (including the Premises), (1) by reason of the Tenants occupancy or use of the Premises or any other portion of the property, or (2) because of fire, windstorm, act of God or other cause unless caused by such grossly negligent or intentionally tortuous act or omission of the Landlord; and excluding those situations in which the Landlord is obligated to indemnify and hold harmless the Tenant under the provisions previously stated in this paragraph, the Tenant shall be responsible for, and shall defend, indemnify and hold harmless the Landlord against and from any and all liability, or claim of liability arising out of (a) the use or occupancy of, or the conduct, operation or management of the Tenants business in, the Premises during the Term, or (b) any breach or default by the Tenant in performing any of its obligations under the provisions of this Lease or applicable law, or (c) any negligent, intentionally tortuous or other act of omission of the Tenant or any of its agents, contractors, servants, employees, subtenants, licensees or invitees during the Term, or (d) any injury to or death of any person or damage to any property occurring on the Premises during the Term.

ABATEMENT OF RENT:

If said building, or any portion thereof, shall be damaged or destroyed by fire, rendering said leased portion reasonably unfit for use by Lessee, or if same is damaged to such extent by other elements or acts of God so that same cannot be repaired within ninety (90) days from the date of damage or destruction, then either party may cancel this agreement by giving written notice of cancellation, said cancellation to be effective from date of such damage or destruction. In the event any such damage or destruction can be repaired or replaced within the ninety-day period, Lessor shall promptly proceed to repair or replace same. Lessee’s rental and other herein specified charges to be paid to Lessor should permanently be abated during the period of replacement or repair. However, in the event Lessee deems a part of its premises to be reasonably usable for the conduct of its business, such abatement shall be proportional to the usable portion of the premises. It is understood that if any of said repair or replacement can be made within a ninety (90) day period and Lessor shall fail to commence said repair or replacement by thirty (30) days after such damage or destruction, the Lessee may commence and finish such replacement or repair and pay for same and apply such reasonable sum so paid as advance rental hereunder.

DEFAULT AND ABANDONMENT:

In the event of failure of payment of monthly rental herein reserved within the time specified, or failure to keep or perform any other covenants or agreements, after 15 days written notice to Lessee from Lessor, Lessor may re-inter and proceed with such legal remedies as it may desire, given it under the terms of this agreement Lessor may at its option make every reasonable effort to re-let the same for the best rent obtainable. If the total amount received by Lessor from such re-letting, after deducting the expenses of re-letting and necessary repairs does not equal or exceed the unpaid balance of the rent herein provided for, Lessee shall pay as damages all such deficiency, or Lessor may at its option, declare this agreement void and terminated. Lessor reserves and is accorded same rights in the event of abandonment by Lessee.

It is agreed however, that prior to the exercise by Lessor of any of its rights or remedies given for breach of this agreement, except failure to pay rental sums when due or within the provided grace period, the Lessor will, in writing, specify the breach complained of and accord to Lessee fifteen (15) days from date of notice to cure or rectified this agreement shall not be deemed in default.

OPTION TO RENEW:

Lessor hereby grants unto Lessee the first right and option to renew this agreement at the end of the term herein specified, subject to renegotiating of rent. Lessee shall notify Lessor in writing of its intention to renew or not to renew; said notice to be mailed ninety (90) days prior to expiration date, and a renewal lease shall be negotiated to become effective upon the expiration of this lease.

HOLDING OVER:

Unless Lessor and Lessee otherwise agree in writing, any holdover by Lessee after the expiration of this lease, or any written extension, shall constitute a tenancy from month to month. The lease rate during the hold over period will be at the then current rate, as determined by Lessor with sufficient information from commercial real estate agency, and in accordance with the terms and conditions of this lease.

SUB-LEASE:

Lessee shall not sub-lease or transfer any interest under this lease, or sub-let the premises or any part thereof, without prior written consent of Lessor, which consent will not be reasonably withheld.

ENFORCEMENT:

The acceptance by Lessor of partial payments of rent due shall not, under any circumstance, constitute a waiver of any rights of Lessor at law under this lease, nor affect any notice or legal proceedings, theretofore given or commenced.

INDEMNITY:

Landlord agrees to indemnify and hold tenant, its successors and assigns, harmless from any claim, obligation, liability, loss, damage, or expense including attorneys fees of whatever kind of nature, contingent or otherwise, known or unknown, incurred or imposed based upon any provision of federal, state or local law or regulations, or common law or pertaining to health, safety or environmental protection and arising out of the environmental condition of the premises existing as of the commencement of the Lease.

Tenant agrees to indemnify and hold Landlord, its successors and assigns, harmless from any claim, obligation, liability, loss, damage or expense, including attorneys fees of whatever kind or nature, contingent or otherwise, known or unknown, incurred or imposed based upon safety or environmental protection and arising out of environmental condition of the Premises arising subsequent to the commencement of this Lease and as the operation of Tenant on the lease Premises. The phrase “environmental condition” includes the surface or groundwater, drinking water supply, land, surface or sub-surface strata and the ambient air.

PROPERTY OF LEASE: TITLE

At all times during the term of this lease, Lessee shall retain title to all property stored or located in or on the Leased Premises.

ENTIRE AGREEMENT MODIFICATION AND SEVERABILITY:

This lease contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties if any provision of this lease shall be declared invalid or unenforceable, the remainder of the lease shall continue in full force and effect.

SUCCESSORS IN INTEREST:

The covenants, terms, conditions, provisions and undertakings in this lease or any renewals thereof shall extend to and be binding upon the heirs, executors, administrators, successors, and assigns of the respective parties hereto, as if they were in every case named and expressed, and should be construed as covenants running with the land; wherever reference is made to either of the parties hereto, it shall be held to include and apply also to the heirs, executors, administrators, successors and assigns of such part, as if in each and every case so expressed.

NOTICE: The addresses given below shall be the addresses designated to receive any notice required under this lease. Any notice delivered to this address via U.S. Mail or a commercial delivery service or by facsimile shall be considered delivered under the terms of this lease. These addresses can be changed by written notification.

Lessor:	Alder Construction Company	Lessee:	ClearOne Communications, Inc.
	3939 South 500 West		5225 Wiley Post Way, Suite 500
	Salt Lake City, UT 84123		Salt Lake City, UT 84116

	Fax (801) 266-2947		Fax (801) 977-0087

ADDENDUM:

The following Addendums are incorporated into this lease: NONE

ACCEPTED FOR LESSEE	CLEAR ONE INC. By: Marthes Solamuthu Title: Vice President of Operations
ACCEPTED FOR LESSOR	ALDER CONSTRUCTION COMPANY By: Greg Alder Title: Property Management